EXHIBIT 10.5

BULK REINSURANCE AGREEMENT

NUMBER : 2541-13AB15

between

US ALLIANCE LIFE AND SECURITY COMPANY

4123 SW Gage Center Drive, Suite 240

Topeka, KS 66604

(The Ceding Company)

and

OPTIMUM RE INSURANCE COMPANY

1345 River Bend Drive, Suite 100
Dallas, TX 75247
(The Reinsurer)

Respecting individual Accidental Death Benefit Policies and Riders described in SCHEDULE B, issued by US ALLIANCE LIFE AND SECURITY COMPANY and reinsured on an Automatic Bulk basis from April 1, 2013.

TABLE OF CONTENTS

ARTICLE 1	BUSINESS COVERED - CAPACITY
ARTICLE 2	EXCLUSIONS FROM COVERAGE
ARTICLE 3	TERM OF AGREEMENT AND TERMINATION REQUIREMENTS
ARTICLE 4	CHANGES IN RETENTION AND RECAPTURE
ARTICLE 5	LOSS SETTLEMENT
ARTICLE 6	PREMIUMS
ARTICLE 7	ACCOUNTING
ARTICLE 8	ERRORS AND OMISSIONS
ARTICLE 9	ACCESS TO RECORDS
ARTICLE 10	REPORTING
ARTICLE 11	CONFIDENTIALITY
ARTICLE 12	INSOLVENCY
ARTICLE 13	ARBITRATION
ARTICLE 14	DEFERRED ACQUISITION COST TAX
ARTICLE 15	EXECUTION

* * * * * * * * * * * * * *

SCHEDULES

SCHEDULE A	RETENTION AND REINSURANCE LIMITS
SCHEDULE B	POLICY FORM #ADB
SCHEDULE C	BULK BILLING FORM

By this Agreement, US ALLIANCE LIFE AND SECURITY COMPANY, a corporation organized under the laws of the State of Kansas, hereinafter referred to as "THE COMPANY", and OPTIMUM RE INSURANCE COMPANY, a corporation organized under the laws of the State of Texas, hereinafter referred to as "OPTIMUM RE", mutually agree to reinsure on the following terms and conditions.

ARTICLE 1 - BUSINESS COVERED - CAPACITY

This Agreement applies to the reinsurance of individual Accidental Death Benefit (ADB) Policies and Riders specified in SCHEDULE B and issued by THE COMPANY and dated April 1, 2013, or later.

OPTIMUM RE will automatically assume all risks above THE COMPANY'S retention as specified in SCHEDULE A, but not to exceed the maximum issue limit of reinsurance per life as specified in SCHEDULE A. No automatic coverage will be accepted if the total ADB coverage in-force and applied for in all companies exceeds the maximum participation limit as specified in SCHEDULE A.

ARTICLE 2 - EXCLUSION FROM COVERAGE

This Agreement specifically excludes hereunder, losses not covered under the written terms and conditions of THE COMPANY'S policies. Also excluded is coverage over attained age 70. Furthermore, all group coverage and business sold through worksites shall be excluded under this Agreement.

ARTICLE 3 - TERM OF AGREEMENT & TERMINATION REQUIREMENTS

This Agreement shall take effect on April 1, 2013, and shall apply to business covered hereunder. The first Agreement Year shall be April 1, 2013 through December 31, 2013. Agreement years will run from January 1st through December 31st thereafter.

Termination of the Agreement may occur on any December 31st by either party giving the other party sixty (60) days' prior written notice, subject to the conditions of Article 4 being met.

ARTICLE 4 - CHANGES IN RETENTION AND RECAPTURE

At the beginning of each Agreement year, THE COMPANY will have the right to adjust its retention on all business (in force and new business) by giving 60 days prior written notice to OPTIMUM RE. Reductions in retention are subject to OPTIMUM RE's approval.

Recapture due to an increase in retention or termination applying to in-force business under this Agreement, is subject to OPTIMUM RE's approval when claims from inception exceed premiums from inception.

ARTICLE 5 - LOSS SETTLEMENT

5.1. Liability

OPTIMUM RE will be liable to THE COMPANY for the benefits reinsured hereunder to the same extent as THE COMPANY is liable to the insured for such benefits, and all reinsurance will be subject to the terms and conditions of the policy under which THE COMPANY is liable. OPTIMUM RE will also be liable for its proportionate share of interest on claim payments at the usual interest rate allowed by THE COMPANY.

5.2. Notice

In the event of a claim for which reinsurance coverage is provided hereunder, THE COMPANY shall promptly notify OPTIMUM RE upon receipt of information regarding such claim. THE COMPANY shall submit to OPTIMUM RE a written request for claim payment, including the following information:

1.	Name of the policyholder

2.	The claimant's name

3.	Date of claim

4.	Claim papers relating to the claim including Certificate of Death

5.	Amount of ADB insurance issued by THE COMPANY and the amount of ADB reinsurance for which the claim is being submitted.

5.3. Authorization for Payment

On all claims involving reinsurance, THE COMPANY must obtain OPTIMUM RE's non-binding opinion regarding the reinsurance liability prior to acknowledgment of its liability to the claimant.

5.4. Payment

On death claims, OPTIMUM RE will pay its share in a lump sum to THE COMPANY without regard to the form of claim settlement. OPTIMUM RE is not responsible for usual claim expenses that THE COMPANY incurs in claim settlement such as compensation of employees and routine investigative expenses.

5.5. Contest

THE COMPANY will advise OPTIMUM RE of its intention to contest, compromise or litigate a claim or rescind a contract involving reinsurance. If, after reviewing the complete file, OPTIMUM RE agrees in writing with THE COMPANY's intention, then OPTIMUM RE agrees to pay a share of the expenses incurred by THE COMPANY in contesting or investigating a claim on a reinsured policy or in rescinding a reinsured policy, in proportion to the respective liabilities of OPTIMUM RE and THE COMPANY. Compensation of officers and employees of THE COMPANY is not deemed a claim expense.

If OPTIMUM RE declines to be a party to a claim contest, OPTIMUM RE will discharge any and all liability by payment of its full share of the claim to THE COMPANY according to the terms and conditions of this Agreement.

5.6. Punitive Damages

OPTIMUM RE will not participate in punitive, compensatory, or statutory damages or penalties which are awarded against THE COMPANY as a result of an act, omission or course of conduct committed solely by THE COMPANY in connection with the insurance reinsured under this Agreement.

ARTICLE 6 - PREMIUMS

As premiums for the reinsurance provided hereunder, THE COMPANY shall pay annually to OPTIMUM RE the rate set forth:

Coverage                                                               Annual Premiums per $1,000

Accidental Death Benefit                                                       $0.68

No allowances or premium taxes are payable by OPTIMUM RE to THE COMPANY.

These are non-guaranteed annually renewable premiums. They are set for the period between the effective date of the Agreement and the following December 31st. These premiums renew automatically for a period of one year at every January 1st unless a 30-day written notice of a change in the annual premiums has been given to THE COMPANY.

It is agreed that the business reinsured hereunder shall be on a non-refunding basis and shall not be subject to an experience refund.

ARTICLE 7 - ACCOUNTING

Within 30 days at the end of the first Agreement year and for each and every successive Agreement year, THE COMPANY will submit to OPTIMUM RE a listing of ADB benefit coverages in-force as of December 31st and will remit annual reinsurance premiums for the coming year based on that in-force.

Included with this premium payment will be an adjustment for the previous year's increase or decrease in the amount in-force, as per SCHEDULE C. New issues and amount increases during the previous year will be charged the annual reinsurance rate multiplied by one-half. Lapses and amount decreases will be credited the annual rate multiplied by one-half. The adjustment to the first Agreement year will be prorated based upon the number of days from the effective date until December 31st of that year, divided by 365.

The net balance is due to OPTIMUM RE with the bulk listing. If a balance is due THE COMPANY, OPTIMUM RE will remit payment within 30 days of receipt of listing.

The payment of premium shall be a condition precedent to the liability of OPTIMUM RE under this Agreement. If any premium remains unpaid for more than 60 days after the due date, OPTIMUM RE may send to THE COMPANY a formal demand for immediate payment. If THE COMPANY does not comply with this demand within 15 days, then OPTIMUM RE may cancel this Agreement for non-payment of premiums; however, any unpaid premium to the termination date would be due with interest.

Should this Agreement be terminated, within 30 days of such termination, a final in force listing as of the termination date, reflecting increases and/or decreases for the year just past, shall be submitted by THE COMPANY to OPTIMUM RE so that a pro rata adjustment may be calculated for an accurate final premium settlement.

In the event this Agreement is terminated, OPTIMUM RE shall continue to be liable to THE COMPANY for the portion of loss on reinsurance claims for ADB that occurred prior to the termination date, whether or not such claims have been reported to THE COMPANY.

ARTICLE 8 - ERRORS AND OMISSIONS

It is expressly understood and agreed that if failure to comply with any terms of this Agreement is shown to be unintentional and the result of administrative errors or omissions, on the part of either THE COMPANY or OPTIMUM RE, both THE COMPANY and OPTIMUM RE shall be restored to the position they would have occupied had no such error or omission occurred. It is understood, however, that THE COMPANY shall be liable for amounts not reported for reinsurance due to the practice of consciously performing a limited alpha index search on their applications. This article shall not be construed to initiate OPTIMUM RE's liability if any conditions of Article 10 are not met.

This provision shall apply only to oversights, misunderstandings or clerical errors relating to the administration of reinsurance covered by this Agreement and not to the administration of the insurance provided by THE COMPANY to its insured. Any negligent or deliberate acts or omissions by THE COMPANY regarding the insurance provided, are the responsibility of THE COMPANY and its liability insurer, if any, but not that of OPTIMUM RE.

Furthermore, the deviating party will undertake to identify, through a prudent review of its records, all other errors and omissions of the same or similar category and correct them within a mutually negotiated time frame.

If seven (7) years have elapsed since the error or oversight occurred, there will not be rectification as above, unless both OPTIMUM RE and THE COMPANY agree to such rectification.

ARTICLE 9 - ACCESS TO RECORDS

OPTIMUM RE shall have the right to inspect, make copies of, or reproduce, at any reasonable time, at the office of THE COMPANY, all books and documents relating to reinsurance under this Agreement.

ARTICLE 10 — REPORTING

THE COMPANY shall promptly report all transactions to OPTIMUM RE. In particular, but not limited to, new business and terminations.

Should THE COMPANY encounter, or expect to encounter, delays in reporting its business; it shall promptly:

1.	Notify OPTIMUM RE of the situation; and

2.	Present OPTIMUM RE with a plan of action to correct the situation, including a time frame to solve the problem.

OPTIMUM RE, upon receipt of the above, may request that THE COMPANY:

1.	Make modifications to the plan;

2.	Pay estimated premiums for the duration of the reporting problem; and/or

3.	Report larger individual exposures manually, until the situation is resolved.

In any case where the above is not met, or if the plan is not accepted by both OPTIMUM RE and THE COMPANY, or when the plan is not adhered to; OPTIMUM RE reserves the right to deny liability on claims or limit refunds of reinsurance premiums.

ARTICLE 11 — CONFIDENTIALITY

THE COMPANY and OPTIMUM RE agree that Customer and Proprietary Information will be treated as confidential. Customer Information includes, but is not limited to, medical, financial, and other personal information about proposed, current, and former policy owners, insureds, applicants, and beneficiaries of policies issued by THE COMPANY. Proprietary Information includes, but is not limited to, business plans and trade secrets, mortality and lapse studies, underwriting manuals and guidelines, applications and contract forms. Furthermore, the specific terms and conditions of this Agreement, cannot be disclosed to any other party for competitive use, unless prior written approval is obtained.

Customer and Proprietary Information will not include information that:

a.	is or becomes available to the general public through no fault of the party receiving the Customer or Proprietary Information (the "Recipient");

b.	is independently developed by the Recipient;
c.	is acquired by the Recipient from a third party not covered by a confidentiality agreement; or

d.	is disclosed under a court order, law or regulation.

The parties will not disclose such information to any other parties unless agreed to in writing, except as necessary for retrocession purposes, as requested by external auditors, as required by court order, or as required or allowed by law or regulation.

THE COMPANY acknowledges that OPTIMUM RE can aggregate data with other companies reinsured with OPTIMUM RE as long as the data cannot be identified as belonging to THE COMPANY.

ARTICLE 12 - INSOLVENCY

12.1. Payment of Claims

In the event of insolvency of THE COMPANY, all claims under this Agreement will be paid by OPTIMUM RE directly to THE COMPANY, its liquidator, receiver or statutory successor. OPTIMUM RE's share of claims will be paid without diminution because of the insolvency of THE COMPANY, provided that all reinsurance premiums have been duly paid and subject to Article 12.4.

OPTIMUM RE shall be liable only for the claims actually paid by THE COMPANY to the insured or its beneficiary on amounts reinsured and shall not be or become liable for any amounts or reserves to be held by THE COMPANY on policies reinsured under this Agreement.

12.2. Notice to OPTIMUM RE

In the event of the insolvency of THE COMPANY, the liquidator, receiver, or statutory successor of THE COMPANY will give written notice of a pending claim against THE COMPANY on any policy reinsured, within a reasonable time after the claim is filed in the insolvency proceedings. While the claim is pending, OPTIMUM RE may investigate and interpose, at its own expense, in the proceedings where the claim is to be adjudicated, any defenses which it may deem available to THE COMPANY or its liquidator, receiver, or statutory successor.

12.3. Expenses

The expenses incurred by OPTIMUM RE will be charged, subject to court approval, against THE COMPANY as expenses of liquidation to the extent of a proportionate share of the benefit which accrues to THE COMPANY as a result of the defenses undertaken by OPTIMUM RE. Where two or more reinsurers are involved and a majority in interest elects to defend a claim, the expenses will be apportioned in accordance with the terms of the reinsurance agreements as if the expenses had been incurred by THE COMPANY.

12.4. Right to Offset

In the event of the insolvency of either OPTIMUM RE or THE COMPANY, any amounts owed by OPTIMUM RE to THE COMPANY and by THE COMPANY to OPTIMUM RE with respect to this and all other Agreements between OPTIMUM RE and THE COMPANY, shall be offset against each other with the balance to be paid by the appropriate party.

ARTICLE 13 - ARBITRATION

13.1. Principle

The parties express their formal intention to resolve any differences arising from the interpretation or execution of this Agreement in accordance with equity and usage rather than according to strict legal rules. Any difference that cannot be resolved by the parties shall be submitted to arbitration by written notice sent by one party to the other. The location for arbitration shall be in Dallas, Texas.

13.2. Arbitrators

There shall be three arbitrators who shall be officers or retired officers of life insurance or reinsurance companies other than the parties to the Agreement or their subsidiaries. Ex-officers of either parties or their subsidiaries will also not be candidates. Each of the parties shall appoint one of the arbitrators and these two arbitrators shall select the third. In the event that either party should fail to choose an arbitrator within thirty days after the other party has given notice of its arbitrator appointment, that party may choose two arbitrators who shall in turn choose a third arbitrator before entering arbitration.

Any arbitrator who does not perform his or her duties, or resigns, will be replaced by the party who originally selected that arbitrator.

13.3. Matters In Dispute

The parties will state together or separately the subjects in dispute and submit them in writing to the arbitrators along with the necessary documents.

13.4. Procedures

The arbitrators must themselves establish the procedure to be followed: they are exempt from any judicial formality or rule. They can adjudicate and are empowered to act as mediators. They shall decide how the arbitration costs are apportioned.

13.5. Decision

The award rendered by the majority, must be in writing, give the reasons for the decision and be signed by each arbitrator. The parties agree to abide by the decision rendered and to consider the award as final and binding.

13.6. Applicable Laws

Should there be improprieties in the arbitration process or if one of the parties objects to the implementation of the arbitration process, the laws of the State of Texas shall then apply.

ARTICLE 14 - DEFERRED ACQUISITION COST TAX

THE COMPANY and OPTIMUM RE mutually agree to the following pursuant to

Section 1.848-2(g)(8) of the Income Tax Regulations issued December 29,

1992 of the Internal Revenue Code of 1986.

1.
The Party with net positive consideration for the Agreement(s) for each taxable year shall compute specified policy acquisition expenses without regard to the general deductions limitation of Section 848(c)(1).

2.
THE COMPANY and OPTIMUM RE agree to exchange information pertaining to the amount of net consideration as determined for all reinsurance agreements in force between them to ensure consistency or as may otherwise be required by the Internal Revenue Service.

3.
THE COMPANY will submit a schedule to OPTIMUM RE by June 1st of its calculation of the net consideration for the preceding calendar year. This calculation shall be accompanied by a statement signed by an officer of THE COMPANY stating that THE COMPANY will report such net consideration in its tax return for the preceding calendar year.

4.
OPTIMUM RE shall advise THE COMPANY if it disagrees with the amounts provided and OPTIMUM RE and THE COMPANY agree to amicably resolve any difference. The amounts provided by THE COMPANY shall be presumed correct if it does not receive a response from OPTIMUM RE at the latest 30 days after receipt by OPTIMUM RE of these amounts or by May 30th of the current year.

ARTICLE 15 - EXECUTION

15.1. Duration

This Agreement will be effective on April 1, 2013. It may be amended by mutual consent of THE COMPANY and OPTIMUM RE at any year-end or terminated in accordance with Article 3 and Article 4.

15.2. Parties to the Agreement

This is an agreement solely between THE COMPANY and OPTIMUM RE. There will be no legal relationship between OPTIMUM RE and any person having an interest of any kind in any of THE COMPANY's insurance, or between OPTIMUM RE and any other reinsurer, or between OPTIMUM RE and any other third party.

15.3. Written Agreement

A.        Entirety

This Agreement shall constitute the entire agreement between THE COMPANY and OPTIMUM RE with respect to the business reinsured hereunder. There are no understandings between THE COMPANY and OPTIMUM RE other than as expressed in this Agreement.

B.        Amendments

Any change or modification to the Agreement shall be null and void unless made by amendment to the Agreement and signed by both parties.

C.        Waiver

A waiver of any provision(s) of this Agreement shall constitute a waiver only with respect to the particular circumstance for which it is given and not a waiver for any future circumstances.

D.        Severability

If any section or provision of this Agreement is determined to be invalid or unenforceable, such determination will not impact or affect the validity or the enforceability of the remaining sections or provisions of this Agreement.

15.4. Change of Control/Assignment

Neither THE COMPANY nor its liquidator, receiver, or statutory successor will, without the prior written consent of OPTIMUM RE, sell, assign, transfer, or otherwise dispose of this Agreement, or any interest in this Agreement, by voluntary or involuntary act.

15.5. Compliance

THE COMPANY represents that to the best of its knowledge and belief it is, and shall use its best efforts to continue to be, in substantial compliance in all material respects with all laws, regulations, and judicial and administrative orders applicable to the business reinsured under this Agreement, including but not limited to, privacy laws and the maintenance of an effective anti-money laundering policy, (collectively, the "Law"). Neither THE COMPANY nor OPTIMUM RE shall be required to take any action under this Agreement that would result in it being in violation of the Law, which shall include requirements enforced by the U.S. Treasury Department Office of Foreign Assets Control and Terrorist Financing Act. THE COMPANY and OPTIMUM RE acknowledge and agree that a claim under this Agreement is not payable if payment would cause OPTIMUM RE to be in violation of the Law. Should either party discover a reinsurance payment has been made in violation of the Law, it shall notify the other party and the parties shall cooperate in order to take all necessary corrective actions.

15.6. Signatures

In witness of the above, this Amendment is signed in duplicate

FOR:    US ALLIANCE LIFE AND SECURITY COMPANY

BY: /s/ Jack H. Brier    DATE: 12/23/2013

Name: Jack H. Brier    TITLE: President

BY: /s/ Jeff Brown    DATE: 12/23/2013

Name: Jeff Brown    TITLE: EVP & COO

FOR:    OPTIMUM RE INSURANCE COMPANY

BY: /s/ Sebastien Blondeau    DATE: 9/27/2013

Name: Sebastien Blondeau    TITLE: President & CEO

BY: /s/ Serge Goulet    DATE: 9/27/2013

Name: Serge Goulet    TITLE: Managing Director

SCHEDULE A

RETENTION AND REINSURANCE LIMITS

US ALLIANCE LIFE AND SECURITY COMPANY

ADB
THE COMPANY's Retention
Per Life	$0
Maximum Issue Limit
Per Life	$300,000
Maximum Participation Limit
Per Life	$300,000
Maximum Amount Reinsured
Per Life	$300,000
Portion of Alphabet
Reinsured by OPTIMUM RE	A - Z

SCHEDULE B

POLICY FORM #ADB

USALLIANCE

_________________________________________________________________________________________________________________________________________________
US Alliance Life and Security Company

PO Box 4026
Topeka, KS 66604

ACCIDENTAL DEATH BENEFITS RIDER

US Alliance Life and Security Company has issued this Rider as a part of the Policy to which it is attached, provided the benefit is listed on the Policy Schedule page.

This Rider has no cash value. All terms of the Policy which are not inconsistent with this Rider apply to this Rider.

ACCIDENTAL DEATH BENEFIT
If the Insured dies of Accidental Injury the Company will pay the Accidental Death Benefit shown on a Policy Schedule page to the Beneficiary. The Company will pay such a benefit in addition to the Death Benefit payable under the Policy, if the Insured's death:
1.     Was caused directly by an Accidental Injury, independent of all other causes;
2.     Occurred within 180 days from the date of the Accidental Injury;
3.     Occurred prior b the Accidental Death Benefit Expiry Date shown on a Policy Schedule page; and
4.     Is not excluded or limited as listed in the Accident Death Benefits Exclusions and Limitations provision.

DEFINITIONS
Accidental Death Benefit is the amount the Company pay under the terms of this Rider.
Accidental Injury means an accidental bodily injury sustained by the Insured which is a direct result of an accident, independent of disease, bodily or mental illness, infirmity, or any other cause, which occurs while this Rider is in force.
Act of War means any act particular to military, naval or air operations in time of War.
War means including, but not limited to, declared war and armed aggression by one or more countries resisted on orders of any other country, combination of countries or international organization.

ACCIDENTAL DEATH BENEFIT EXCLUSIONS AND LIMITATIONS

The Company will not pay an Accidental Death Benefit if the Insured's death results from, or is materially contributed to by, any of the following:
1     Death caused or contributed to by disease or infirmity of mind or body, or medical or surgical treatment for such disease or infirmity;
2.    An infection not occurring as a direct result or consequence of the accidental bodily injury;
3.    Death caused or contributed to by any attempt at suicide, or intentionally self-inflicted injury, while sane or insane;
4.    Death caused or contributed to by travel in or descent from an aircraft, if the insured acted in a capacity other than as a passenger;
5.    Death caused or contributed to by travel in an aircraft or device used for testing or experimental purposes, used by or for any military authority, used for travel beyond the earth's atmosphere;
6.    Death caused or contributed to by "War" or "Act of War;
7.    Death caused or contributed to by active participation in a riot, insurrection or terrorist activity;
8.    Death occurring while the proposed insured is incarcerated;

ACCIDENTAL DEATH BENEFIT EXCLUSIONS AND LIMITATIONS Continued
9.    Death caused or contributed to by committing or attempting to commit a felony;
10.  Death caused or materially contributed to by voluntary intake or use by any means of:
(a) Any drug, unless prescribed or administered by a physician and taken in accordance with the physician's instructions, or;
11.  Death caused or contributed to by intoxication as defined by the jurisdiction where the accident occurred;
12.  Death caused or contributed to by riding or driving an air, land or water vehicle in a race, speed or endurance contest;
13.  Death occurring before the insured's first birthday;
14.  Death caused or contributed to by bungee jumping;
15.  Death caused or materially contributed to by participation in an illegal occupation or activity;
16.  Death caused or contributed to by rock or mountain climbing; and/or
17.  Death caused or contributed to by aeronautics (hang-gliding, skydiving, parachuting, ultralight, soaring, ballooning and parasailing).

TERMINATION OF ACCIDENTAL DEATH BENEFIT
This rider terminates the earlier of :
1.    The Accidental Death Benefit Expiry Date shown on a Policy Schedule page;
2.    The date the Policy is terminated for any reason, or is continued under a nonforfeiture option;
3.    The date of receipt of a written request from You for termination; or
4.    Subject to the Grace Period provisions, the date premiums for this Rider are not paid when due.

Termination will not prejudice the payment of benefits for any accident that occurred while this Rider was in force.

PAYMENT OF ACCIDENTAL DEATH BENEFIT
The Accidental Death Benefit will be paid as stated in the Payment of Death Benefit Provisions.

CONSIDERATION
This benefit is issued in consideration of the Application, a copy of which is attached to the Policy, and the payment of the premium for this Rider as shown on the Policy Schedule page.

EFFECTIVE DATE
The effective date of this Rider will be the Policy Date, unless a later date is shown below.

Effective Date:

President

SCHEDULE C

BULK BILLING FORM

US ALLIANCE LIFE AND SECURITY COMPANY                                                                                               #2541-13AB15

ANNUAL BULK ACCIDENTAL DEATH BENEFIT REPORT

Optimum Re Insurance Company	ACCIDENTAL DEATH BENEFIT Rate per $1,000 $ 0.68 / Annual
I. In Force Dec 31, 2013 (Prior Year) In Force April 1, 2013 (Prior Year) Increase (Decrease) Premiums in Arrears

$0.34

II. In Force Jan 01, 2014 (Current Year) Premiums in Advance
$0.68

III. Premiums in Arrears Premiums in Advance TOTAL BY COVERAGE

GRAND TOTAL DUE:        ___________________________________

OPTIMUM RE           ____________________________________

COMPANY             ____________________________________